UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

J. Alexander’s Corporation

(Exact name of registrant as specified in its charter)

Tennessee	62-0854056
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee	37202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock (par value $.05 per share) with associated Series A Junior Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities To Be Registered.

The description of J. Alexander’s Corporation (the “Company”) Common Stock, par value $.05 per share with associated Series A Junior Preferred Stock Purchase Rights registered hereunder is contained under the caption “Item 1. Description of Registrant’s Securities To Be Registered,” of the Form 8-A/A filed by the Company with the Securities and Exchange Commission on March 6, 2012, and is incorporated herein by reference. Such description is amended to reflect the First Amendment to the Rights Agreement, effective June 22, 2012 (the “Amendment”), between the Company and Computershare Trust Company, N.A. (the “Rights Agent”), which amended the Rights Agreement, dated March 5, 2012 (the “Rights Agreement”), between the Company and the Rights Agent.

On June 22, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fidelity National Financial, Inc. (“Parent”), Fidelity Newport Holdings, LLC (the “Operating Company”), American Blue Ribbon Holdings, Inc. (“Purchaser”) and Athena Merger Sub, Inc. (“Merger Sub,” and together with Parent, the Operating Company and Purchaser, the “Purchaser Entities”). A description of the Merger Agreement is available in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 28, 2012.

In connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed the Amendment, which provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the Merger or any of the other transactions contemplated thereby will trigger the exercisability of any shareholder Rights (as defined in the Rights Agreement). In particular, none of the Purchaser Entities shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), by reason of (i) the execution and delivery of the Merger Agreement, or of any agreement or document contemplated by Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, or (ii) the consummation of any of the transactions contemplated thereby, including the Merger.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.	Exhibits.

4.1	Rights Agreement, dated as of March 5, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on March 6, 2012)

4.2	First Amendment to the Rights Agreement, dated as of June 22, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on June 28, 2012)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

J. ALEXANDER’S CORPORATION
Date: June 28, 2012

	By:	/s/ R. Gregory Lewis
	Name:	R. Gregory Lewis
	Title:	Chief Financial Officer, Vice President of Finance and Secretary

EXHIBIT LIST

4.1	Rights Agreement, dated as of March 5, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on March 6, 2012).

4.2	First Amendment to the Rights Agreement, dated as of June 22, 2012, between J. Alexander’s Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to J. Alexander’s Corporation’s Form 8-K filed on June 28, 2012)